Exhibit 99.1

Cheniere Energy, Inc. News Release

Cheniere Energy, Inc. Announces New Executive Leadership Team

Houston, Texas – September 19, 2016 Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) President and Chief Executive Officer Jack Fusco today announced his new executive leadership team.

Michael Wortley, currently Senior Vice President and Chief Financial Officer, will become Executive Vice President and Chief Financial Officer, responsible for guiding long-term financial strategy and increasing financial transparency.

Anatol Feygin, currently Senior Vice President, Strategy and Corporate Development will become Executive Vice President and Chief Commercial Officer, responsible for optimizing Cheniere’s assets and margin capture by focusing on continued innovation and underwriting new liquefaction capacity.

Tom Bullis will become Executive Vice President and Chief Administrative Officer, responsible for enabling functional organizations from Human Resources and Information Technology to Supply Chain with best-in-class services that contribute to Cheniere’s success.

Ed Lehotsky will become Senior Vice President, Engineering and Construction, responsible for executing on the construction of Cheniere’s platform safely, on time, and on budget.

Doug Shanda will become Senior Vice President, Operations, responsible for safe, efficient, and reliable operations.

Chad Zamarin will become Senior Vice President, Pipeline, responsible for pipeline construction and operations.

Sean Markowitz will become General Counsel and Corporate Secretary, responsible for fostering a culture of compliance and communication, advising the organization as to the critical areas of legal exposure and protecting Cheniere from legal risk.

Corey Grindal will become Senior Vice President, Gas Supply, responsible for natural gas strategy, infrastructure, and operations.

“I am excited to announce Cheniere’s new executive team, who will help us achieve our vision to be recognized as the premier global LNG company,” said CEO Jack Fusco. “This is a natural evolution for the company as we transition from a development to an operating company and align our vision with shareholders,” he added.

For more information on our Executive Team please visit www.cheniere.com.

About Cheniere

Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

CONTACTS:

Investors: Randy Bhatia: 713-375-5479

Media: Faith Parker: 713-375-5663